Exhibit 12.1

COLONIAL PROPERTIES TRUST
Ratio of Earnings to Fixed Charges
(all amounts in thousands)
December 31, 2001




Description                              12/31/01                   12/31/00
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Fixed Charges:

Interest expense                        $ 71,397                    $ 71,855
Capitalized interest                      10,608                       9,553
Debt costs amortization                    1,321                       1,224
                                       ----------------------------------------

Total Fixed Charges                     $ 83,326                    $ 82,632

Earnings Plus Fixed Charges:

Income before property sales
        and extraordinary items         $ 60,964                    $ 61,675
Fixed Charges                             83,326                      82,632
                                       -----------------      -----------------

Total                                  $ 144,290                   $ 144,307

Ratio of Earnings to Fixed Charges          1.73                        1.75
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